Exhibit 10.1

ERICKSON INCORPORATED
[NONQUALIFIED] INCENTIVE STOCK OPTION AGREEMENT
This [NONQUALIFIED] INCENTIVE STOCK OPTION AGREEMENT (this “Agreement”), is made as of the [        ] day of [            ], (the “Date of Grant”), between Erickson Incorporated, a Delaware corporation (the “Company”), and [                    ] (the “Participant”). The Option hereunder is granted pursuant to the terms of the Company’s 2012 Long-Term Incentive Plan (the “Plan”). Capitalized terms used herein but not defined shall have the meanings set forth in the Plan.
Section 1.    Option
(a)    Grant of Option. The Company hereby grants to the Participant, as of the Date of Grant, the right and option (this “Option”) to purchase [            ] shares of the Company’s Common Stock, at a price per Common Share of [$        ] (the “Exercise Price”) subject to the terms and conditions hereof, including the vesting provisions in paragraph (b) of this Section 1, the term provisions in Section 2, and the exercise provision below in Section 3. This Option is [not] intended to qualify as an Incentive Stock Option for purposes of Section 422 of the Code. [The Option shall be treated as a nonqualified stock option to the extent that requirements applicable to “incentive stock options” under the Code shall not be satisfied. The Option will be deemed a nonqualified stock option to the extent the aggregate Fair Market Value of Common Stock with respect to which incentive stock options are exercisable by the Participant for the first time in any calendar year under this Plan and under any other stock option plans of the Company or any subsidiary or parent corporation would exceed $100,000, determined in accordance with Section 422(d) of the Code (applied by taking stock options into account in the order in which granted). If shares of Common Stock acquired by exercise of the Option are disposed of within two (2) years following the Date of Grant or one (1) year following the transfer of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Company may reasonably require.]
(b)     Vesting. Subject to the terms of Section 2(c) hereof and the other provisions of this Agreement, this Option will vest and become exercisable in accordance with the following vesting schedule, subject to the Participant’s continued Service as of each Applicable Vesting Date. If such Service requirement is not satisfied as to any portion of the Options, such unvested portion shall be immediately forfeited.

Total Vested Options
Vesting Date(1)	Incremental	Cumulative
Date of Grant
1st Anniversary of Date of Grant
2nd Anniversary of Date of Grant
3rd Anniversary of Date of Grant
4th Anniversary of Date of Grant
5th Anniversary of Date of Grant

Each of these anniversary dates shall constitute the “Applicable Vesting Date”.

(c)    Change in Control.  In the event of the occurrence of a Change in Control, 100% of the then unvested portion of the Options granted hereunder and not previously forfeited shall immediately become fully vested and non-forfeitable, provided that the Participant remains in Service on the date of consummation of the Change in Control.
Section 2.    Term and Termination of Service

(a)    General.  In the event of a Termination of Service for any reason, the unvested portion of the Participant’s Option shall be immediately forfeited and all rights thereunder shall cease.
(b)     Term. This Option will terminate on [            , 202[ ] (the “Option Expiration Date”); provided that if:

1.
the Participant’s Continuous Service is terminated by the Company for any reason other than a Termination for Cause, death, or permanent disability, then the Participant may exercise the vested portion of this Option in full until the 90th day following such termination (at which time this Option will be cancelled), but not later than the Option Expiration Date;

2.
the Participant’s Continuous Service is voluntarily terminated by the Participant (except as provided in Section 2(d) below), then the Participant may exercise the vested portion of this Option in full until the 30th day following such termination (at which time this Option will be cancelled), but not later than the Option Expiration Date;

3.
the Participant’s Continuous Service is terminated by the Company due to the Participant’s death or permanent disability, then the Participant (or his or her beneficiary, in the case of death) may exercise the vested portion of this Option in full until one year following such termination (at which time this Option will be cancelled), but not later than the Option Expiration Date; and

4.
the Participant’s Continuous Service is terminated by the Company as a result of a Termination for Cause (or by the Participant at a time when the Company could terminate the Participant under a Termination for Cause), then this Option will be cancelled upon the date of such termination.

(c)    Termination for Cause. Notwithstanding Section 2(a) hereof, in the event of a Termination of Service for “Cause” (as defined in the Plan), the Participant’s Option, whether or not vested, shall be immediately forfeited and all rights thereunder shall cease; provided, however that the Participant shall not be required to forfeit any portion of the Option previously exercised hereunder.
Section 3.     Exercise. Subject to Sections 1 and 2 of this Agreement and the terms of the Plan, this Option may be exercised, in whole or in part, in cash or in any other form of legal consideration that may be acceptable to the Board in accordance with the terms of the Plan. In order to purchase shares of Common Stock, you must deliver the Form of Exercise attached hereto (or in another form designated by the Company ) to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.
Section 4.    Restrictions on Transfer.  Neither this Agreement nor any Options covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company.

Section 5.    Investment Representation.  Upon the acquisition of the Options at a time when there is not in effect a registration statement under the Securities Act relating to the shares of Common Stock, the Participant hereby represents and warrants, and by virtue of such acquisition shall be deemed to represent and warrant, to the Company that the Options shall be acquired for investment and not with a view to the distribution thereof, and not with any present intention of distributing the same, and the Participant shall provide the Company with such further representations and warranties as the Company may require in order to ensure compliance with applicable federal and state securities, blue sky and other laws.  No Options shall be acquired unless and until the Company and/or the Participant shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee has received evidence satisfactory to it that the Participant may acquire the Options pursuant to an exemption from registration under the applicable securities laws.  Any determination in this connection by the Committee shall be final, binding and conclusive.

Section 6.    Adjustments.  The Options granted hereunder shall be subject to the provisions of Section 4.3 of the Plan relating to adjustments for recapitalizations, reclassifications and other changes in the Company’s corporate structure.

Section 7.    Tax Withholding.  The Company shall have the power and the right to deduct or withhold (including, without limitation, by reduction of the number of shares of Common Stock subject to the Options), or require the Participant to remit to the Company, the minimum statutory amount (or such other amount that will not cause an adverse accounting consequence or cost) to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement.

Section 8.    Application of Section 409A of the Code.  To the extent applicable, it is intended that this Agreement and the Options granted hereunder be exempt from or comply with the requirements of Section 409A of the Code and the regulations and other guidance issued thereunder, and that this Agreement and the Options granted hereunder shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code.  In the event that any provision of this Agreement is determined by the Committee to not comply with the applicable requirements of Section 409A of the Code and the regulations and other guidance issued thereunder, the Committee shall have the authority to take such actions and to make such changes to this Agreement and the Options granted hereunder as the Committee deems necessary to comply with such requirements, provided that no such action shall adversely affect the Options granted hereunder without the consent of the Participant.

Section 9.    No Right of Continued Service.  Nothing in the Plan or this Agreement shall confer upon the Participant any right to continued Service with the Company.

Section 10.    Limitation of Rights.  The Participant shall not have any privileges of a stockholder of the Company with respect to the Options awarded hereunder, including without limitation any right to vote shares underlying the Options or to receive dividends or other distributions in respect thereof.

Section 11.    Construction.  The Options granted hereunder are granted by the Company pursuant to the Plan and are in all respects subject to the terms and conditions of the Plan.  The Participant hereby acknowledges that a prospectus of the Plan has been delivered to the Participant and accepts the Options hereunder subject to all terms and provisions of the Plan, which are incorporated herein by reference.  In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail.  The construction of and decisions under the Plan and this Agreement are vested in the Committee, whose determinations shall be final, conclusive and binding upon the Participant.

Section 12.    Governing Law.  This Agreement shall be construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

Section 13.    Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 14.    Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Section 15.    Entire Agreement.  This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, merging any and all prior agreements.  Notwithstanding the foregoing, if the Participant is employed pursuant to an employment agreement with Company, any provisions thereof relating to this Agreement including, without limitation, any provisions regarding acceleration of vesting and/or payment hereunder in the event of termination of employment, shall be fully applicable and supersede any conflicting provisions hereof.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

ERICKSON INCORPORATED

By:
Name:
Title:

PARTICIPANT

Participant’s Signature	Date

Participant’s Name

Address:

EXERCISE FORM

Administrator of 2012 Long-Term Incentive Plan
c/o Office of the Corporate Secretary
Erickson Incorporated
5550 SW Macadam Avenue
Suite 200
Portland, Oregon 97239
Gentlemen:
I hereby exercise the Options granted to me on ____________________, ____, by Erickson Incorporated (the “Company”), subject to all the terms and provisions of the applicable grant agreement and of the Erickson Incorporated 2012 Long-Term Incentive Plan (the “Plan”), and notify you of my desire to purchase ____________ shares of Common Stock of the Company at a price of $___________ per share pursuant to the exercise of said Options.

Total Amount Enclosed: $__________

Date:________________________    ____________________________________
Participant
Received by ERICKSON INCORPORATED. on
___________________________, ____
By: _______________________________